2 December 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Commissioners:

We have have read the statements made by AutoChina International Limited (the "Company") (copy attached), which was filed with the Securities and Exchange Commission (the "SEC"), pursuant to Item 16F of Form 20-F, as part of the Form 20-F of the Company dated 30 November 2011. We agree with the statements concerning our Firm in the third paragraph and eighth through seventeenth paragraphs under Item 16F of such Form 20-F, except as follows:

1.
With respect to the transactions that were internally investigated by the Company's Audit Committee, as described under "A. Related Party Transactions in 2011" in the fourteenth paragraph under Item 16F of such Form 20-F, we also make no comment on the Company's disclosures as to the Audit Committee's conclusions or beliefs related to the sufficiency of their investigation of this matter.

2.
With respect to the "loan from one officer to another for the purpose of purchasing Company stock" that is referred to under "B. Disclosure of Transactions in the Company's Stock by Affiliates" in the fifteenth paragraph under Item 16F of such Form 20-F, we make no comment on the Company's disclosures as to the Audit Committee's conclusions or beliefs related to the sufficiency of their investigation or related disclosures of this matter.

3.
With respect to the various suggested procedures that are referred to under "C. Potential Undisclosed Related Party Transactions" in the sixteenth paragraph under Item 16F of such Form 20-F, we make no comment on the Company's disclosures as to the Audit Committee's conclusions or beliefs related to the sufficiency of their investigation of this matter.

Also, with respect to the accounting treatment of the earn-out provision (the "Earn-out") of the share exchange agreement in respect of the acquisition of ACG in April 2009, which we discussed with the Company as mentioned in the twelfth paragraph under Item 16F of such Form 20-F, there was a disagreement between the Company and us relating to this matter that would have led to reference thereto in our report if such matter had not been resolved to our satisfaction, as described below:

1

In the Company's financial statements for the year ended December 31, 2009, which we did not audit, the Earn-out shares that had been issued were recorded as an adjustment to the par value of ordinary shares and additional paid-in capital and were included in the calculation of earnings per share from the date of issuance. Based on our internal discussions and as a result of the possible application of ASC 815-40-15 (pre-codification reference EITF 07-5), we had come to believe that the contingent share arrangement (i.e., the Earn-out) could also be viewed as a freestanding financial instrument, separable from the shares held by shareholders who received the Company's shares in connection with the acquisition of ACG, which may require it to be evaluated under the provisions of FASB ASC 815. We believed an interpretation of US GAAP could consider that the contingent shares meet the definition of a freestanding financial instrument, and in that case the shares would not be considered indexed to the Company's own stock, and would consequently be accounted for as a derivative liability. However, in light of the limited US GAAP literature on the accounting for contingent shares issued in a reverse recapitalization transaction, the historical correspondence between the Company and the SEC during the Company's registration process in 2009, and the practices employed by other registrants for seemingly similar transactions during the past several years, of which we were unaware of any that disclosed a financial liability accounting model, we believed that it was appropriate to seek the views of the Office of the Chief Accountant of the SEC (the "OCA") on this matter. The Company took the position that its accounting treatment of the Earn-out was appropriate and, as mentioned in the twelfth paragraph, sought guidance from OCA. The SEC staff responded that the Earn-out should be treated as a derivative financial instrument, necessitating restatement of the Company's prior year financial statements.

Further, we make no comment on (i) the first paragraph, second paragraph and fourth through seventh paragraphs under Item 16F of such Form 20-F, (ii) the statements under "Operating and Financial Review and Prospects — Restatement of Consolidated Financial Statements", which is cross-referenced in the twelfth paragraph of Item 16F of such Form 20-F, (iii) the eighteenth paragraph of Item 16F of such Form 20-F insofar as it relates to the authorization the Company gave Crowe Horwath LLP, and (iv) whether the Audit Committee approved the dismissal of PwC as noted in the eighth paragraph of Item 16F of such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

PricewaterhouseCoopers Zhong Tian CPAs Limited Company